CHUBB

March 30, 2021

Christopher J. Swift
Chairman and Chief Executive Officer
The Hartford Financial Services Group, Inc.
One Hartford Plaza
Hartford, CT 06155

Dear Chris,

Although I am obviously disappointed that we did not have the opportunity to engage in discussions, I want to thank you again for your courtesy in informing me in advance of The Hartford's decision not to pursue Chubb's proposal. Nonetheless, I continue to believe that a strategic transaction between Chubb and The Hartford would create unmatchable benefits for both your and our shareholders and all other constituencies, including in relation to any strategic alternative.

As I previously wrote to you, Chubb believes it can improve the value of its proposal, and we are prepared to offer in excess of $67.00 per share if Chubb will engage in meaningful discussion and due diligence.

I look forward to hearing from you at your earliest convenience and I want to reiterate my preference that discussions between us remain private.

Very truly yours,

Evan G. Greenberg
Chairman and CEO